October 1, 1996

          Mr. George Fowler
          5808 Beech Avenue
          Bethesda, MD 20817

          Dear George:

          On behalf of HADRON I am pleased to renew the offer for you to continue as the President and Chief Operating Officer of HADRON, Inc., reporting to me. The annual salary for this position is currently $123,500.00, paid bi-weekly.

          The term of your employment is for one year, subject to renewal annually, at the Company's discretion, for two additional one-year terms; provided, however, that the Company shall have the right to terminate your employment with no further obligation on the part of the Company if you are convicted of a felony or a crime of moral turpitude or if the Company determines that you have not satisfactorily performed your duties. In the event that the Company terminates your employment without cause, or if the Company decides not to renew this agreement for any reason other than those specified above, you shall receive six months' severance pay in full and complete satisfaction of any claim you may have by virtue of such termination of or election not to renew your agreement with the Company.

          In the event your employment agreement is renewed by October 1, 1997, you shall be entitled to an increase in annual salary which is commensurate with the annual increase awarded to other executive officers of the Company, as determined by the Board of Directors.

          During the term of your employment, you shall be entitled to participate, on the same terms and conditions as other executive employees of the Company, in such major medical, dental, life insurance, 401(k), and other employee benefits which the Company now provides or in the future may provide to its executive employees. You shall be entitled to three weeks of paid vacation leave and two weeks of sick leave per year.

          In addition, and as part of your compensation package, you shall continue to receive a car allowance in the amount of $350 per month. Furthermore, the Company will reimburse you for all reasonable expenses incurred in the performance of your duties in accordance with the Company's standard policy.





          Mr. George Fowler
          October 1, 1996
          Page 2

          As previously discussed for FY 96, you will be able to earn up to 50% of your base salary as additional cash compensation based upon the revenue growth and profitability of HADRON. The Target Performance Goals are based upon the growth of revenue and profit relative to the past year (currently FY 96) for HADRON weighted 1/2 fo2 for net income. Once HADRON achieves its budgeted revenue goal of $16,348,662 you will be eligible for a bonus of 25% of your base salary since this is in excess of 10% growth over FY 96 - adjusted for the loss of Acumenics. Once HADRON achieves its budgeted net income level of $397,094.00 you will be eligible for a bonus of 25% of your base salary when a net profit level in excess of 1.5% is achieved.

          In addition to the above, you will be eligible to receive incentive stock options as stipulated in the HADRON, Inc. 1994 Stock Option Plan and approved by the Board of Directors.

          After review of the terms and conditions expressed above, sign the agreement in the space provided and return a copy to me. I look forward to the opportunity to continue to work with you here at HADRON. I believe you will continue to find the position challenging and worthy of your talents.

          Very truly yours,



          /S/ C.W. GILLULY
          C. W. Gilluly
          Chairman of the Board and
          Chief Executive Officer



          Accepted:



          /S/ GEORGE FOWLER          10/1/96
          George Fowler                 Date